POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned does hereby constitute and appoint Michael C. Wu, as my lawful attorney-in-fact, with full power of substitution and re-substitution, to act in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under
Section 16 of the Securities Exchange Act of 1934, including, without limitation, the execution and filing of all Forms ID, 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions.
IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on
This 8th day of December, 2011.

Signature:     /s/ Pragnesh Shah
Print Name: Pragnesh Shah